Exhibit 99.1

Location Based Technologies Begins Fleet Tracking Device Sales

(Business Wire) - On Tuesday, September 1, in Anaheim, Calif., Location Based Technologies, Inc. (OTCBB:LBAS - News), a leading-edge service provider of personal, pet and asset location devices, today announced the sale and delivery of its first vehicle fleet tracking devices. This first of several retail products delivers a simple-to-use interface with robust reporting capabilities specifically designed for the fleet tracking marketplace. It is accessed via the Internet at www.vehiclefleettracker.com.

“By combining a dynamic blend of business intelligence and design ingenuity, we have taken the next step in delivering a feature rich, easy to use management tool that is ultra durable and comes with a low cost for implementation. We achieved our goal of delivering this high value, best in class product and services for our customers and strategic partners use,” commented CEO Dave Morse. “We are proud to have work with a well respected construction company, Ben’s Asphalt, during our first commercial sale,” added Morse.

Mr. John Skeffington, CFO for Ben’s Asphalt, stated, “We believe that the LBT technology will help us better manage our fleet of vehicles and enhance our ability to provide our customers with exceptional service while lowering our overall cost of service.”

VehicleFleetFinder.com provides the real time location of the device as well as advanced features such as: speed and direction, customizable zones, long term history, managing resources, coordination/organization of fleet vehicles, and the ability to manage time delays or reroute to meet changing customer needs.

About Ben’s Asphalt, Inc.

Ben’s Asphalt, Inc., is comprised of innovators and industry leaders with a proven track record of aggressive corporate growth and success as Southern California’s largest asphalt paving company. With four basic divisions of the company: Public Works, New Construction, Asphalt Maintenance, and Concrete Construction, Ben’s Asphalt owns, operates, and maintains all of their equipment in house. For more information visit: www.bensasphalt.com

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Anaheim, CA, designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse, 888-600-1044 ext 5
dave@pocketfinder.com
or
Northstar Investments
Glenn Busch, CFP, Investor Relations, 888-600-1044 ext 3
glenn@pocketfinder.com
or
NetGain
Joe Daly, ESQ, 866-635-0011
760-942-4500
investor@locationbasedtech.com